EXHIBIT 10.1

STOCK REPURCHASE AGREEMENT

          This STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2009, between FF Plaza Partners, a Delaware limited partnership (the “Seller”) and Ocwen Financial Corporation, a Florida corporation (the “Company”).

          WHEREAS, the Seller desires to sell and the Company desires to purchase one million (1,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company owned by the Seller (the “Shares”) pursuant to the terms and conditions of this Agreement.

          WHEREAS, the disinterested members of the Board of Directors of the Company have considered and approved the purchase of the Shares by the Company at the price set forth in this Agreement, which is the same purchase price per share ($11.00) as that at which the Company agreed on March 27, 2009 to sell shares of newly-issued Common Stock to third party purchasers not affiliated with the Company.

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE I
Sale and Purchase

          1.01 Sale and Purchase. Subject to the terms and conditions of this Agreement, the Seller shall sell to the Company, and the Company shall purchase from the Seller, the Shares, at a price per share of $11.00. The aggregate purchase price due to the Seller is $11,000,000 (the “Purchase Price”). The Purchase Price shall be paid in full at Closing (as defined below) in immediately available funds by wire transfer to the Seller to an account or accounts previously identified by the Seller.

          1.02 Closing. At the closing of the transaction contemplated hereby to take place on such a date and time to be mutually agreed to between the Seller and the Company (the “Closing”), the Seller will convey to the Company all of its right, title and interest in and to the Shares free and clear of all Encumbrances other than Company Encumbrances (each as defined in Section 2.01 hereof). The Seller shall deliver to the Company, at the Closing, a certificate or certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers naming the Company as transferee.

ARTICLE II
Representations and Warranties of the Seller

          As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Company, as of the Closing, as follows:

          2.01 Ownership; Authority; Good Title. The Seller is the lawful owner of the Shares free and clear of any claim, lien, pledge, voting agreement, adverse claim, option, charge, security interest, mortgage, deed of trust, encumbrance, right of assignment, purchase right or other rights of any nature whatsoever affecting the use, voting or transfer of the Shares (each, an “Encumbrance”) and has the full power and authority to enter into this Agreement and to transfer, assign, convey and deliver the Shares free and clear of any Encumbrance other than an Encumbrance arising through the Company’s ownership of the Shares (a “Company Encumbrance”) and, upon delivery to the Company of a certificate or certificates representing such Shares, duly endorsed for transfer or accompanied by a stock power duly executed by such Seller, the Company will have acquired good and valid title to the Shares, free and clear of any Encumbrance other than a Company Encumbrance.

          2.02 Enforceability. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

          2.03 Absence of Violations or Conflicts. Neither the execution and delivery by the Seller of this Agreement, the compliance by the Seller with the terms and conditions hereof, nor the consummation by the Seller of the transactions contemplated hereby will violate, result in a breach of, or constitute a default under its articles of incorporation or bylaws or similar organizational documents, as amended, or violate, result in a breach of, or constitute a default under, in each case in any material respect, any agreement, instrument, judgment, order or decree to which the Seller is a party or is otherwise bound or give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such agreement or instrument.

          2.04 The Company has provided the Seller with full and complete disclosure with respect to the operations, business prospects and condition (financial or otherwise) of the Company, and the Seller has made a voluntary and informed investment decision to sell the Shares to the Company.

ARTICLE III
Representations and Warranties of the Company

          As a material inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Seller, as of the Closing, as follows:

          3.01 Existence; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement and to consummate the transactions contemplated hereby and has all taken all necessary action to authorize the execution, delivery and performance of this Agreement.

          3.02 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights (except as specified in Section 3.03 below) and general principles of equity.

          3.03 Absence of Violations and Conflicts. Neither the execution and delivery by the Company of this Agreement, the compliance by the Company with the terms and conditions hereof, nor the consummation by the Company of the transactions contemplated hereby will (a) violate any fraudulent conveyance laws, (b) violate any laws restricting the Company’s purchase of its Common Stock, (c) violate, result in a breach of, or constitute a default under its articles of incorporation or bylaws, as amended, or (d) violate, result in a breach of, or constitute a default under, in each case in any material respect, any agreement, instrument, judgment, order or decree to which the Company is a party or is otherwise bound or give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such agreement or instrument.

          3.04 The Company is acquiring the shares only for its own account, and not with a view to resell or otherwise distribute the Shares.

ARTICLE IV
Indemnification

          4.01 Indemnification.

         (a) The Seller will defend and hold harmless the Company for, and will pay to the Company any Damages arising from or in connection with any breach of any representation or warranty made by such Seller in Article II of this Agreement.

          (b) The Company will indemnify, defend and hold harmless the Seller for, and will pay to the Seller any Damages arising from or in connection with any breach of any representation or warranty made by the Company in Article III of this Agreement.

          (c) As used herein, “Damages” shall mean any loss, liability, claim, damage or expense (including reasonable attorneys’ fees), whether or not involving a third party claim.

ARTICLE V
Miscellaneous

          5.01 Further Assurances. Each of the parties hereto agrees on behalf of itself and its assigns or successors in interest that it will, without further consideration, upon reasonable request, execute, acknowledge and deliver such other documents and take such further actions as reasonably may be necessary to consummate the purchase and sale of the Shares.

          5.02 Expenses. Except as expressly provided in Article IV, each of the parties hereto agrees to pay all of their own respective closing costs and expenses (including, without limitation, attorneys’ fees), arising from this Agreement and the transactions contemplated hereby.

          5.03 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

          5.04 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements, express or implied, made by either party to the other party in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. To the fullest extent permitted by law, unless otherwise expressly provided for herein, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Company and the Seller. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          5.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

          5.06 Matters of Construction, Severability.

          (a) Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

          (b) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party hereto.

          5.07 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Company, the Seller and their respective successors.

          5.08 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign this Agreement or any of such party’s rights, interests or obligations hereunder without the prior approval of the other party hereto.

          5.09 Survival. The representations and warranties of the Seller and the Company shall survive the Closing for a period of 12 months after the Closing.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

Ocwen Financial Corporation

By:	/s/ Ronald M. Faris

Ronald M. Faris
President

FF Plaza Partners

By:	/s/ William C. Erbey

William C. Erbey